EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Green Plains Partners Increases Quarterly Distribution

OMAHA, Neb., April 19, 2018 (GLOBE NEWSWIRE) -- Green Plains Partners LP (NASDAQ:GPP) today announced that the board of directors of its general partner declared a quarterly cash distribution of $0.475 per unit on all of its outstanding common and subordinated units, or $1.90 per unit on an annualized basis, for the first quarter of 2018. The half-cent increase over the previous quarterly distribution of $0.47 per unit is the tenth consecutive increase since the partnership’s inception. The distribution is payable on May 11, 2018, to unitholders of record at the close of business on May 4, 2018.

This release serves as a qualified notice to nominees under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of Green Plains Partners’ distributions to foreign investors are attributable to income that is effectively connected with a U.S. trade or business. Accordingly, all of the partnership’s distributions to foreign investors are subject to U.S. federal income tax withholding at the highest effective tax rate.

About Green Plains Partners LP
Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses.

Contact
Jim Stark
Vice President, Investor & Media Relations
402.884.8700
jim.stark@gpreinc.com